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                                                                    EXHIBIT (99)
              FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
                        SUMMARIZED FINANCIAL INFORMATION
     In connection with the merger of Dominion Bankshares Corporation into First Union Corporation of Virginia ("FUNC-VA"), a wholly-owned subsidiary of First Union Corporation (the "Corporation"), on March 1, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9 5/8% Subordinated Capital Notes Due 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the periods indicated. CONSOLIDATED STATEMENTS OF INCOME DATA

                                                                                                        THREE MONTHS ENDED
                                                                                                             MARCH 31,
(IN THOUSANDS)                                                                                            1996       1995
Net interest income..................................................................................   $144,204    126,884
Income before income taxes...........................................................................     86,819     62,974
Net income...........................................................................................   $ 54,723     41,141

CONSOLIDATED BALANCE SHEET DATA

                                                                                                         MARCH 31,
(IN THOUSANDS)                                                                                      1996           1995
Assets........................................................................................   $16,758,507    13,167,312
Securities available for sale.................................................................     2,929,814     2,267,339
Investment securities.........................................................................       486,323       358,496
Loans, net of unearned income.................................................................    10,358,940     7,890,963
Stockholder's equity..........................................................................   $ 1,410,312     1,081,742

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